Exhibit 5.1
March 31, 2006
SpectraLink Corporation
5755 Central Avenue
Boulder, Colorado 80202
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SpectraLink Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about March 31, 2006 under the Securities Act of 1933, as amended, in connection with the registration of an aggregate of 1,972,205 shares of the Company’s Common Stock (the “Stock”). The shares of Stock consist of (1) 1,912,205 additional shares reserved for issuance under the Company’s 2000 Stock Option Plan (the “Option Plan”) and (2) 60,000 additional shares reserved for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”). The Option Plan and the ESPP are sometimes collectively referred to herein as the “Plans”. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1)	the Company’s Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on March 13, 1997 (the “Certificate of Incorporation”), which Certificate of Incorporation was certified to us by the Company’s Secretary (per the Management Certificate referred to below) as being current and complete as of March 31, 2006;

(2)	the Company’s Amended and Restated Bylaws, as adopted on February 15, 1996, which Bylaws were certified to us by the Company’s Secretary (per the Management Certificate) as being current and complete as of March 31, 2006;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

(5)	the minutes of a meeting of the Board of Directors of the Company (the “Board”) held on October 11, 1995 approving the adoption of the ESPP; resolutions of the Company’s stockholders adopted on March 19, 1996 approving adoption of the ESPP; the minutes of a meeting of the Board held on February 16, 2000 approving (i) adoption of the Option Plan, including an “evergreen” provision providing for automatic annual increases in the number of shares reserved for issuance under the Option Plan, and (b) an amendment of the ESPP to adopt an “evergreen” provision providing for automatic annual increases in the number of shares reserved for issuance under the ESPP (the “Amendment”); and resolutions of the Company’s stockholders adopted on May

24, 2000, approving adoption of the Option Plan (including the associated “evergreen” provision in the Option Plan) and the Amendment;
(6)	the Plans;

(7)	the stock records that the Company has provided to us, consisting of reports from the Company’s transfer agent, verifying the number of the Company’s issued and outstanding shares of capital stock as of December 31, 2004, December 31, 2005 and March 27, 2006, and summary reports of outstanding options to purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future as of March 27, 2006 (collectively, the “Stock Records”); and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     Based upon the foregoing, it is our opinion that the 1,972,205 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and purchase rights granted or to be granted under the Plans, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Mark A. Leahy

Mark A. Leahy, a Partner